Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
•Registration Statement (Form S-8 No. 333-261394) pertaining to the Eastern Bankshares, Inc. 2021 Equity Incentive Plan, and
•Registration Statement (Form S-8 No. 333-251547) pertaining to the Eastern Bank 401(k) Plan
•Registration Statement (Form S-4 No. 333-255479) of Eastern Bankshares, Inc.
of our reports dated February 26, 2024, with respect to the consolidated financial statements of Eastern Bankshares, Inc. and the effectiveness of internal control over financial reporting of Eastern Bankshares, Inc. included in this Annual Report (Form 10-K) of Eastern Bankshares, Inc. for the year ended December 31, 2023.
/s/ Ernst & Young LLP

Boston, Massachusetts
February 26, 2024